EXHIBIT 23.7

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Registration Statement on Form SB-2 is a part, of the Report dated March 21, 2007 relative to the financial statements of Technology Resources, Inc. as of December 31, 2006 and for the year then ended.  In addition, I consent to the inclusion the Report dated April 25, 2007 relative to the financial statements of Technology Resources, Inc. as of December 31, 2005 and for the year then ended.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

April 25, 2007